Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRECISION BIOSCIENCES, INC.

Precision BioSciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation be, and hereby is, amended and restated in its entirety to read as follows:

“That, effective at 5:00 p.m., Eastern Time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-thirty reverse stock split of the Common Stock (as defined below) shall become effective, pursuant to which each thirty shares of Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, (a) with respect to holders of one or more certificates, if any, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock as reported by The Nasdaq Stock Market LLC (as adjusted to give effect to the Reverse Stock Split) on the date of the Effective Time; provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (b) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares), following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (a) 200,000,000 shares of Common Stock, $0.000005 par value per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

SECOND: That, at a meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its General Counsel and Secretary on this 13th day of February 2024.

PRECISION BIOSCIENCES, INC.

By: /s/ Dario Scimeca
Name: Dario Scimeca
Title: General Counsel and Secretary